Exhibit 23.2
                                                                  ------------




            Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Scan-Optics, Inc. 2004 Incentive and Non-Qualified Stock Option Plan, the Scan-Optics, Inc. 2002 Incentive and Non-Qualified Stock Option Plan, the Scan-Optics, Inc. 1999 Incentive and Non-Qualified Stock Option Plan and the Scan-Optics, Inc. Amended and Restated Senior Executive Stock Option Plan of our report dated March 26, 2004 (except for Note G, as to which the date is March 30, 2004), with respect to the consolidated financial statements and schedule of Scan-Optics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.



                                                       /s/ Ernst & Young LLP


Hartford, Connecticut
August 25, 2004